[GRAPHIC OMITTED]                                                   EXHIBIT 99.1



                                                 Investor Contact: Lauren Felice
                                                               RFBinder Partners
                                                             Phone: 212-994-7541
                                               Email: lauren.felice@rfbinder.com



    Smith & Wollensky To File 10-K Including Tentative Legal Settlement Costs


New York, March 23, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced that it has reached a tentative settlement of a pending legal action.

While preparing to defend itself in connection with a legal dispute concerning a potential restaurant site in Arizona, the parties tentatively agreed to settle the matter for $525,000. This subsequent event caused the Company to refine its previous accrual of $125,000 for the liability in the matter, which had been included in the fourth quarter and full-year 2003 financial results announced on March 11, 2004. Accordingly, the Company has recorded an additional $400,000 for this non-recurring charge.

Audited financial results for the year ended December 29, 2003 reflect a net loss of $1,122,000, or $0.12 per share, compared with the announced net loss of $722,000, or $0.08 per share, discussed in the Company's conference call on March 11, 2004. Net income for the fourth quarter of 2003 was $235,000, or $0.02 per diluted share, rather than the announced $635,000, or $0.06 per diluted share. Audited financial statements will be included in the Company's 2003 Form 10-K report, when it is filed with the Securities and Exchange Commission.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 17 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas and Houston. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.